Exhibit 99.1

TRANSCRIPT: Liquidity Services (LQDT) Q2 2014 Earnings Call May 8, 2014 10:30 AM ET

Operator

Good day, ladies and gentlemen, and welcome to the Q2 2014 Liquidity Services Inc. earnings conference call. My name is Whitley and I will be your operator for today.

At this time, all participants are in listen-only mode. Later we will conduct a question-and-answer session. (Operator Instructions). As a reminder, this call is being recorded for replay purposes.

I would now like to turn the conference over to your host for today, Ms. Julie Davis, Senior Director of Investor Relations. Please proceed.

Julie Davis - Liquidity Services Inc. - Senior IR Director

Thank you Whitley. Hello and welcome to our second-quarter fiscal year 2014 financial results conference call. Joining us today are Bill Angrick, our Chairman and Chief Executive Officer, Jim Rallo, our Chief Financial Officer and Treasurer, and Kathy Domino, our Chief Accounting Officer, who will be available for questions after our prepared remarks.

The following discussion or responses to your questions reflect management’s views as of today, May 8, 2014 and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in today’s press release and in our filings with the SEC, including our most recent annual report on Form 10-K. As you listen to today’s call, we encourage you to have our press release in front of you, which includes our financial results as well as metrics and commentary on the quarter.

During this call, we will discuss certain non-GAAP financial measures. In our press release and our filings with the SEC, each of which is posted on our website, you will find additional disclosures regarding these non-GAAP measures, including reconciliations of these measures with comparable GAAP measures. We also use certain supplemental operating data as a measure of certain components of operating performance which we also believe is useful for management and investors. The supplement will operating data includes gross merchandise volume and should not be considered a substitute for or superior to GAAP results.

At this time, I would like to the presentation to our CEO, Bill Angrick.

Bill Angrick - Liquidity Services Inc. - Chairman, CEO

Thank you Julie. Good morning and welcome to our Q2 earnings call. I’ll begin this session by reviewing our Q2 financial performance and then provide an update on our strategy and future vision for Liquidity Services. Next, I will turn it over to Kathy Domino for more details on the quarter and finally, Jim Rallo will provide our outlook for fiscal 2014.

Liquidity Services reported Q2 results of $227 million of GMV, $16.7 million of adjusted EBITDA, and $0.26 of adjusted EPS. While GMV was within our expected results, our adjusted EBITDA and adjusted EPS were lower than expected due to mix changes in our DoD surplus and retail supply chain businesses and delayed projects in both the US and Europe that did not bring in revenues to match project expenditures made during the quarter.

We experienced unusual softness in our energy vertical due to an industry-wide decline in the line pipe market and related equipment. In addition, we continued to invest aggressively to enhance and integrate our marketplaces and global operations, and develop new capabilities to achieve our long-term goal of a diversified multibillion-dollar commercial business.

Q2 results did not reflect our standards or the efforts currently being made to position the business for long-term success. I want to underscore that our vision and strategy remains focused on building a diversified, multibillion-dollar GMV business that enables sellers and buyers of all sizes to easily manage, evaluate, and monetize assets in a $150 billion reverse supply chain based on their industry, location, and channel preferences. At scale, Liquidity Services will provide shareholders with multiple high-margin revenue streams that leverage our investments in game-changing technology and global operations.

To achieve our future vision, we are undergoing a multiyear transformation of our business from independent marketplaces to an integrated global business and marketplace platform with a singular and superior user experience. We call this our Liquidity One transformation plan. Through organic growth and acquisitions, we have doubled the GMV of our commercial and municipal government business from approximately $359 million in fiscal 2011 to approximately $725 million for the year ending Q2 fiscal 2014. GAAP revenues have more than doubled over the same timeframe.  This part of the business will continue to be the focus of our time, investment and growth strategy. As we execute our Liquidity One transformation plan and manage the multiyear transition of our DoD surplus contract, consolidated results will be less reflective of our progress. Therefore, investors should evaluate our progress based on our ability to grow the GMV and revenues of our commercial and municipal government business going forward.

Our Liquidity One strategy and key investment initiatives are focused on three key areas which will accelerate the growth in our commercial business: one, the integration and transformation of our marketplaces and operations; two, the development of new services and capabilities to grow supply and demand on our platform and expand our ecosystem of channel partners; and three, the launch of an aligned global brand.

In support of our future vision, we are aggressively investing in the integration of our business to improve the efficiency and effectiveness of our internal operations and the buyer and seller experience on our platform. In this regard, a key focus during fiscal 2014 is continuing to develop a trained, qualified and aligned global sales and account management organization that is well-equipped to strategically sell within and across our clients. To support this effort, we have centralized our sales organization under a single leader, and are in the process of moving the entire sales organization to a common salesforce automation system and sales playbook. We have been very successful signing new global Fortune 1000 accounts as our global footprint, buyer base, industry expertise and service offering are highly valued by clients. Investment in a common salesforce management platform and selling methodology will enable us to do a better job of further penetrating these accounts with our full range of services to grow our business. As employees adapt to this new organizational structure and learn to use new systems, this may have a negative impact on the overall productivity of our team and our results in the near term. Post-integration, we believe these investments will accelerate our sales cycle and penetration of client accounts to grow our business.

Another key focus of our transformation plan is developing a superior seller and buyer experience to make it easier for customers to do more business with us. To support this effort, during fiscal 2014, we are investing in the development of unified seller and buyer portals that will provide users convenient access to all of their transaction activity across our marketplace channels in one place through any device as well as access to on-demand services such as asset management, redeployment, valuation, and data analytics. To support this effort, we are investing in the deployment of an integrated ERP, order management, and invoicing system capable of supporting multinational transactions and subscription services.

On the buyer side, we are investing in the deployment of a unified account management and transaction system to enable buyers to find, purchase, and settle all of their transactions in a single invoice from a master account. This new functionality is under development, and we expect it to improve our buyer satisfaction and participation rate as we move into fiscal year 2015.

The second major area of investment is the development of new services and new capabilities to grow supply and demand on our platform. Given that we are at the intersection of serving leading global manufacturers and their retail partners, we have a unique opportunity to deliver value to customers by providing an integrated return to management and return to vendor service offering.

By year-end, we plan to launch an innovative cloud-based returns management solution that will enable manufacturers and retailers to leverage Liquidity Services’ facilities, marketplace data, and multichannel sales solutions to unlock more value from the return in unsold goods. These capabilities will enable Liquidity Services to expand its volume with both manufacturers and their retail partners while reducing transportation costs and redundant handling of items throughout the retail supply chain.

The second new service we are investing in is a self-service capability to grow our commercial business with clients who desire a low-touch, self-serve solution to load their own assets into our marketplaces. This initiative expands the number and type of sellers who can transact on our platform in the commercial marketplace from small dealers and depot repair firms to plant managers at large corporations. This offering will enable third-party self-service clients to leverage the supply and demand we currently attract in key industry verticals such as transportation. The development and growth of our govdeals marketplace validates the attractiveness of the self-service offering, which currently enables over 6500 municipal clients to benefit from our scale and investment in technology and buyer marketing.

The third new service area we are investing in is a data warehouse and data as a service applications that enhance the experience of buyers and sellers in our ecosystem. Our marketplaces generate significant volumes of data on the value, condition, and availability of high-value equipment and inventory in the global reverse supply chain. We intend to package and provide access to this data and associated analytics to support our internal operations and the sale of additional services such as warranties and analytics related to asset management and valuations.

All of these new services will be modular and extendable to other players in the reverse supply chain who will benefit from leveraging our marketplace, services, and data analytics. Providing other players access to these capabilities will strengthen our ecosystem of sellers, buyers and channel partners and the volume of activity and revenue on our platform. Investments in these new services and capabilities during fiscal year 2014 will enable Liquidity Services to serve and monetize previously untapped markets and unlock new opportunities for growth in fiscal year 2015 and beyond.

Finally, we are continuing to invest in the development of an aligned global brand to increase awareness of our service offering. To support this effort, we have centralized our brand marketing organization under a single leader and are in the process of developing a new brand message focused on our reliable performance, scalable solutions and the strategic impact we make with our clients.

In a recent survey of over 150 investment recovery professionals across a wide range of industry verticals, Liquidity Services was rated superior to the competition on key valuation factors, including net recovery value, service quality, expertise, list mitigation, and coverage. We are the proven market leader in the reverse supply chain with world’s largest marketplace for business surplus and consolidation of our marketing spend behind a single global brand message will enhance our sales efforts. We expect to see the benefits of this as we move into fiscal year 2015.

Next, let me comment on our DoD surplus contract. As previously announced, we are pleased that we will continue to drive innovation for the DoD for up to six years under the terms of a new surplus contract for all usable surplus items other than rolling stock. Under the terms of the new surplus contract which have yet to be finalized, we expect to handle an estimated $9 billion of original acquisition value of property over the contract performance period. This continued relationship delivers a steady source of anchor supply in the key verticals we serve in our commercial business. Moreover, as we continue to drive innovation with our merchandising and sales strategies, we are positioned to capture attractive incremental returns for Liquidity Services shareholders.

In summary, investment in our Liquidity One transformation plan, which includes the enhancement of our marketplaces and operations, the development of new services and capabilities, and the launch of an aligned global brand enables us to build a diversified multibillion-dollar GMV business serving buyers and sellers of all sizes in the $150 billion reverse supply chain with high returns on invested capital. In addition, we will continue to leverage the long-term supply under our DoD surplus contract to support our commercial growth strategy.

Our current business has strong free cash flow, a proven track record of customer satisfaction and the talent and financial strength to deliver on our vision.

Now, let me turn it over to Kathy for more details on Q2 results.

Kathy Domino - Liquidity Services Inc. - Chief Accounting Officer

Thanks Bill. Although our profitability was below expectations for the quarter, we continue to make improvements in enhancing our marketplace experience for our global buyer base while at the same time integrating our global capital asset marketplaces to increase long-term efficiencies for our sales and operations teams. These costs are part of the $7 million to $9 million increased spending we discussed at the beginning of the year, and we are currently on plan to complete most of these projects this fiscal year with final completion occurring in fiscal year 2015, as we previously outlined.

Next, I will comment on our second-quarter results. Total GMV was $227.2 million. GMV in our govdeals or state and local government marketplace increased to $38.8 million or 7.1% as we continued to add new clients, bringing total clients to over 6500 out of a potential 88,000 in the highly fragmented state and local government market.

GMV in our commercial marketplaces decreased to $133.4 million, or 20.4%, principally as a result of a decrease in our commercial capital assets marketplaces as we have seen slowdown in global energy asset sales affecting our network international marketplace and a reduction in global manufacturing assets available for sale in our GoIndustry marketplace. GMV in our DoD surplus marketplace decreased to $38.6 million, or 0.3%, as a result of the mix change and property flow from the DoD to lower value smaller niche items.

GMV in our DoD scrap marketplace decreased to $16.4 million or 7% as a result of decreasing property flow from the DoD. As sales of DoD scrap have become less material, fluctuations in commodity prices are not materially affecting our financial performance. Total revenue was $128.3 million.

Technology and operations expenses increased 29.7% to $29.1 million. As a percentage of revenue, technology and operations expenses increased to 22.6% from 17.2%. These increases are primarily due to staff and temporary wages, including stock-based compensation, and consultant fees associated with technology marketplace integration and enhancement projects we have previously discussed to productize our services, technology and marketplace data to serve a broader set of enterprise and middle-market customers, including our returns management solution and self-service offering and additional warehouse space due to the growth in our inventory.

Sales and marketing expenses increased 4.9% to $10.5 million. As a percentage of revenue, sales and marketing expenses increased to 8.1% from 7.6%. These increases are primarily due to an increase in staff wages, including performance and stock-based compensation.

General and administrative expenses increased 5% to $12.4 million. As a percentage of revenue, general and administrative expenses increased to 9.7% from 9.1%. These increases are primarily due to staff wages, including stock-based compensation.

Adjusted EBITDA of $16.7 million decreased 42.7% primarily due to the decrease in our commercial capital asset marketplaces and an increase in technology expenses, as previously discussed. Adjusted net income of $8.5 million decreased 45.5%. Adjusted diluted earnings per share decreased 45.8% to $0.26 based on approximately 32.3 million diluted weighted average shares outstanding.

We continue to have a strong debt-free balance sheet. At March 31, 2014, we had a cash balance of $101.8 million after spending $3.1 million in stock repurchases during the quarter. Current assets of $225.6 million and total assets of $478.3 million with $102.6 million in working capital.

Capital expenditures during the quarter were $2.3 million. We expect capital expenditures to be $7 million to $8 million for fiscal year 2014. I will now turn it over to Jim for the outlook on the next quarter and full year.

Jim Rallo - Liquidity Services Inc. - CFO, Treasurer, President of Retail Supply Chain Group

Thanks Kathy. We continue to make significant investments, building on our abilities to further serve our selling clients and buying customers over the next 18 to 24 months, which we expect will drive long-term growth.

Following the DoD surplus contract re-compete, our commercial business will have a more prominent role in driving both top and bottom line growth. The wind down of inventory received from the current surplus contract will result in a more gradual reduction in the bottom line over the next two fiscal years. Thus, the consolidated bottom-line results will reflect a blend of both DoD contracts through fiscal year 2016, making it difficult to gauge the improvements in our commercial business.

It is also difficult for us to forecast the sales and margins of the DoD business as the volume, mix of property, and operational costs under our current DoD contract is uncertain while we are still awaiting the final specifications and timing of the work we will be performing under the new surplus contract.

Management is providing the following guidance for the next quarter and fiscal year 2014. We expect GMV for fiscal year 2014 to range from $930 million to $975 million, which is a decrease from our previous guidance range of $1 billion to $1.075 billion. We expect GMV for the fiscal third quarter of 2014 to range from $225 million to $250 million. We expect adjusted EBITDA for fiscal year 2014 to range from $70 million to $80 million, which is a decrease from our previous guidance range of $100 million to $108 million. We expect adjusted EBITDA for the fiscal third quarter of 2014 to range from $18 million to $21 million. We estimate adjusted earnings per diluted share for fiscal year 2014 to range from $1.10 to $1.27, which is an increase from our previous guidance range — I’m sorry, this is a decrease from our previous guidance range of $1.60 to $1.76.

For the fiscal third quarter of 2014, we estimate adjusted earnings per diluted share to range from $0.28 to $0.34. This guidance assumes we have an average fully diluted number of shares outstanding for the year of 32.5 million, and we will not repurchase shares with the approximately $46.9 million yet to be expended under the share repurchase program.

Our guidance adjusts EBITDA and diluted EPS for, one, acquisition costs, including transaction costs and changes in earnout estimates; two, amortization of contract intangible assets of $33.3 million from our acquisition of Jacobs Trading; three, for stock-based compensation costs which we estimate to be approximately $3.5 million to $4 million per quarter for fiscal year 2014. These stock-based opposition costs are consistent with fiscal year 2013.

We will now answer questions.

Q U E S T I O N S   A N D   A N S W E R S

Operator

(Operator Instructions). Colin Sebastian, Robert Baird.

Colin Sebastian - Robert W. Baird & Co. Inc. - Analyst

Thanks guys. Bill, given the changing circumstances that you face next year with the DoD, I think we need to understand better what the impact will be on the profit profile. You guys have made a point to talk about the improving margins of the commercial segment in the past. So I wonder if you can help us with that math as we adjust our models for the year ahead. That’s the first question.

Bill Angrick - Liquidity Services Inc. - Chairman, CEO

Sure. We can answer the question in the context of where we are with the discussions and the award process under the new contract. The first point to make is that we have a current need to receive, process, and sell inventory under the current contract. And the current contract has a base performance period that goes through at least December of 2014 with a renewal option through February 2015. And as we’ve commented over the last quarter, the nature of the property received and the volume of property received under the current program has changed. We are processing much higher volume of lower value items. We are taking on significant expansion of space and staffing to maintain pace with the DoD’s need to move these items out of their supply chain, and we will be required to process and sell this inventory beyond the base performance period of our current contract due to that volume. And so that activity will exist well into the future, and we will continue to maintain the cost structure to process and manage that overhang of inventory under the current contract well into the future. And since we are still receiving a significant volume between now and the end of the current contract performance period, it’s very difficult for us to give a projection on the actual timing and mix of the property we are selling and the impact of profitability.

Under the new contract, we are in a pre-award phase and the final specifications, cost structure and rollout date of that new contract have not been determined. And therefore it’s premature for us to give any sound guidance on what the future of this multiyear transition of the DoD program will look like.

Colin Sebastian - Robert W. Baird & Co. Inc. - Analyst

Okay. I mean but just to be clear, if we’re just looking at the commercial side of the business, retailing and capital assets, what sort of margin profile can we assume for that segment irrespective of what the cost and — that you’re managing with the DoD?

Bill Angrick - Liquidity Services Inc. - Chairman, CEO

Let me have Jim answer that, as he is expanding his role in that area.

Jim Rallo - Liquidity Services Inc. - CFO, Treasurer, President of Retail Supply Chain Group

So Colin, I think a couple of things. One, it is going to depend on the mix of business. Obviously, from the remarks we made earlier on the call, we were able to achieve the GMV for this quarter and yet have a profitability mix, and a lot of that had to do with — I’m sorry, profitability miss, which had to do with the mix of business. So, it’s difficult right now to say specifically what that margin will be.

I think it’s clear that the aggregate margins in the business will be coming down from what I would say is the low double digits to low teens. Exactly what that mix looks like is going to be difficult to gauge right now as we have to figure out what is going to happen with the DoD business, as Bill said.

So the DoD business obviously still going to be part of our business going forward. We are in the process of reengineering our operations around that business to make sure we drive the highest possible margins we can under the new contract arrangements. That’s going to take some time to do that given that we are still going to be dealing with property under the old contractual terms and commitment. So again, at this point, I think we should certainly expect margins to come down in the business somewhere into the single digits.

Bill Angrick - Liquidity Services Inc. - Chairman, CEO

And just so you know, we have had a good uptake of additional Value Added Services that drive our take rates into the high teens, low 20s, as a percentage of GMV in the commercial business, particularly in the capital assets business. And so this is a high gross profit business. Of the fee revenue we collect, we are able to generate gross profits in the 70-plus% range.

And so then the question becomes what scale do you need to be to absorb the investment, substantial investments, we’ve made this year in areas like product development, IT, leadership development, compliance, HR, sales and marketing? And our view is that our clients want us to be able to provide a scalable solution, global coverage, a full range of services to track and manage these items, provide reporting on these items. So, that fixed cost is not being absorbed in the current period. As we talked about this multiyear transformation plan, we expect, as it will, we will have very high contribution margin on additional volume, a very high EBITDA margin as a percentage of GAAP revenues, the service the revenues we collect, which is very apparent if you look at option business models, eCommerce models that are out there.

Colin Sebastian - Robert W. Baird & Co. Inc. - Analyst

Okay. I’ll get back in the queue on that. But just very quickly lastly, the increase in the inventory and the inventory days, presumably that’s the shift to more of a purchase or consignment model. If you could just clarify what is behind that shift to purchase things.

Bill Angrick - Liquidity Services Inc. - Chairman, CEO

That’s a great question, Colin, and, frankly, a very positive for the business right now. So what’s happened is, as we discussed earlier, we are taking an enormous flow of property from the DoD right now, and at this point, that’s why it’s difficult for us to gauge exactly how long this runoff is going to be because that property flow continues. And that is a significant amount of the increase in inventory.

The other area of the business that saw some increase in inventory this quarter, although not as dramatic as the DoD, is the retail part of our business. And part of the reason for that is, to be frank, we did not move through that inventory as well as we wanted to this quarter because it came mostly towards the end of the quarter. We had significant delays in shipping this quarter due to weather. So, our facilities around the country, for example our Minneapolis facility was closed a number of days because of weather. Our Indianapolis facility, actually Indy had record snowfall this year which closed a number of days. And so wasn’t just our facilities that had a problem receiving, but the shipping lanes, if you would, the trucking lanes, were really tied down this quarter.

So, the good news is that we have received all that product and are in the process of processing and reselling this product over the next quarter or two. But that did drive up the inventory balance at the end of the quarter.

Colin Sebastian - Robert W. Baird & Co. Inc. - Analyst

Okay, thank you.

Operator

Jason Helfstein, Oppenheimer.

Jason Helfstein - Oppenheimer & Co. - Analyst

Thanks. So, I just want to go back to the beginning comment. And you guys kind of have been the leader in this kind of size-wise, and so I just want to understand, Bill, kind of what you’re basically saying. As I think back over the past 18 to 24 months, there was a movement to go to more enterprise selling. Value was required. It was a longer selling process, and it was selling to a less fragmented or a smaller buyer base. It sounds like now you want try to get the business to kind of have a self-service element, if I heard you correctly, so you effectively get more sellers on it, and then to try to ultimately to go back to a bigger buyer base kind of leveraging the platform. Am I understanding that correctly? Just help us understand how you’re thinking about kind of — I mean these are a number of transformations all in a relatively short amount of time.

And then secondly, can you just give us your opinion on what you think happened at the DoD bidding? I guess help us understand how you think the bidding by your competitors was justified in the context of what you understand is the cost infrastructure to run these programs. Thanks.

Bill Angrick - Liquidity Services Inc. - Chairman, CEO

Sure. On the transformation question, we began life as a self-service platform back in 1999, early 2000, and began to understand that it was in our interest to envelope the largest sources of supply and build that anchor supply in key verticals to attract demand. And as we did that, we began to add more services, such as pre- and post-sale logistics, storage, financial settlement, buyer betting, eventually brand labeling. All of those elements that help our clients reduce risk, protect and improve their brands that affect their marketplace, have a turnkey offering. And that continues to move forward and we continue to penetrate the Fortune 1000, and those guys continue to have an appetite for what we are doing. And as I said in this customer survey that we did across a range of industries, we built a very strong track record there. We will continue to have that focused as it relates to anchor supply, yet we have seen that there is a segment of the market that very much would like to piggyback on that anchor supply and piggyback on the investment we’ve made in our technology platform and our buyer base and is very happy to do that on a self-serve basis with a low-touch offering. We have introduced that and grown that in the municipal government market, and every day, thousands of agencies in various locations around the US and now Canada upload their own assets to our marketplace. And then we curate that and make sure that we have the right marketing support and convert that over.

There is a similar demand in the commercial marketplace, and in some cases, that is independent dealers, depot repair firms, reverse logistics, supply chain companies that come into contact with inventory, and they need to sell some or all of what they come into contact with. And there’s, frankly, not many great turnkey solutions to do that. And so you find a lot of this product is moving on Craigslist or through old media publications, or even tradeshow swap meet type things.

And so our view is as we enhance our own marketplace platform for our Fortune 1000 clients, why wouldn’t we make that a multitenant platform that is extensible to these various channel partners and sellers in the middle market to piggyback on our technology, our buyer liquidity, and our scale? And we’ve seen the benefits of that business model play out in our municipal government business. It’s a very asset-light information-driven, data-driven type of model. And so we think actually it’s a very important and perfect complement to the investment we are making in our Liquidity One transformation.

In terms of the DoD situation, we’ve been through now four of these. And I think, in the instance of DoD, DoD, first, you start procurement with sort of a philosophy of what you’re trying to accomplish. Defense Logistics Agency traditionally has had a key focus on quality of service, protection of national security, maintaining operational throughput to support the base commanders. And that’s driven many of the qualifications around who is allowed to come into these bid processes.

My view is that the emphasis within DLA has been reactive to budgetary pressures within the Department of Defense, and they have been very focused on price, as reflected in the way this procurement was structured and, in my personal opinion, who is allowed to be in the room bidding. Having said that, we’ve always had competition, and in our view, the nature of the competition was driven by what can we do to take business from a competitor that we might be competing in in another area. We look at the contract in two respects, one as a standalone business opportunity to continue an important relationship and leverage competencies. I think we also look at it as an opportunity to complement the growth of our commercial business.

And the supply that comes through the program — that comes through the supply chain — populates the asset categories that our Fortune 1000 sellers are transacting in every day. And so from that perspective, the DoD program is an important complement to growing our buyer base, growing the scale of the industry events and online sales activities in those verticals. So, we see it as a very important supplement to the commercial growth strategy in terms of the return on effort and return on investment, as I’ve said, going into the process, we will always invest in profitable growth. We will always invest in those areas where we believe that we get compensated for making that incremental investment in innovation. And our view is that, over the course of the six-year performance period, as we continue to find ways to enhance the value of the merchandising process, the way we segregate and sell property, the non-rolling stock business provides an opportunity to be compensated for that.

As we improve recovery rates, we will be rewarded. Our shareholders will be rewarded for that investment. And so that’s why that was a very important program to go after. And we will make it successful.

On the rolling stock piece, we think there was a little bit of irrationality in the way that bidding went. And I think there was this notion that maybe someone was willing to bid at any cost just to say they were a successful bidder. We don’t see the value and exchange of working for a loss, or for no profitable return on effort or investment. And we stood down when we felt that the pricing had gotten to a level where we would not be able to adequately fund an operation and provide the high level of service that the agency has been accustomed to over time, or where we felt we weren’t getting compensated for the risk assumption of having to take title to inventory, and then process the transportation of the inventory, the storage inventory, the inventory screening and all the administrative support and requirements of the DLA, which are substantial. And so we stood down on that. I would say we still retain a very strong competency, buyer base, and know-how in that field, and we are free to deploy that competency in the open market.

Jason Helfstein - Oppenheimer & Co. - Analyst

Thanks. That was helpful.

Operator

Michael Purcell, Stifel.

Unidentified Participant

This is Alex for Michael Purcell. I wanted to follow up on the surplus segment. Can you just talk a little bit about what percentage of the operating costs are fixed versus variable? And also can you break out sort of the approximate operating costs in the surplus business between the rolling and non-rolling, particularly when things are little more steady-state?

Bill Angrick - Liquidity Services Inc. - Chairman, CEO

That detail is not available. We don’t do segment accounting. What we have said is that, historically, rolling stock has been 30% to 35% of the GMV.

I think the other issue in this multi-year transition for the DoD program is we will continue to retain the operating footprint and structure and personnel to manage the significant volume coming in under the current program, and will even have processing, sales, and activity beyond the base term expiration of calendar year December 2014 or spring of 2015. So, that business continues, and that’s really all I can offer.

Unidentified Participant

I think last we heard, there were 300 people working in the segment. Is that still the case?

Bill Angrick - Liquidity Services Inc. - Chairman, CEO

That data is not a company provided metric.

Unidentified Participant

All right. And then one last one then. Is Jacob still a low to mid 20s% margin business?

Bill Angrick - Liquidity Services Inc. - Chairman, CEO

Per my other comment, we don’t do segment reporting. The business is established. It’s been integral to the growth of our retail supply chain group. The buyer base is very complementary.

We talk a lot about the services, the new services we’re developing to serve manufacturers, and we credit not only the Jacobs expertise, but the expertise of our team to put us in a position to provide not only access to our sales solutions in marketplaces, but increasingly a fee-for-service add-on business to manage, process, refurbish, and sell vendor inventory. And we believe there’s an opportunity to bundle a return to management solutions with their asset sales solutions.

Jim Rallo - Liquidity Services Inc. - CFO, Treasurer, President of Retail Supply Chain Group

It’s Jim. Look, these are detailed modeling questions. And I understand how you like to look at the business, but at the end of the day, we fully integrated all of these acquisitions over the years, so we don’t look at individual acquisitions like you’re trying to do.

The other thing is on the DoD business, as Bill said. So I gave some margin guidance in a prior question. I believe either Colin or Jason had the question, I think it was Colin, actually. And that’s, again, a blended margin basis. There’s been no change in the margins of the Jacobs business since we bought it, so that business continues to be a solid channel for us, again fully integrated, and we expect that to be successful in the future as it has been in the past.

Unidentified Participant

Thank you.

Operator

[Lloyd Cacarney], RBC Capital Markets.

Lloyd Cacarney - RBC Capital Markets - Analyst

Thank you. First, a two-part question on the DoD. Again, regarding the surplus rolling stock that was given to IronPlanet, just as you are waiting for the pre-award phase for non-building out, I assume they are also waiting too, and probably they have an even bigger hurdle as they do not have the history that you have with DoD. So from what you understand, is that almost a done deal, or is there something that IronPlanet may not be able to do that DoD may have to go back to the drawing board?

And second, DoD’s scrap contract, you’re in the 12 month extension. I think it’s the last one. So what do you learn from the recent rebuilding of surplus contract? Do you feel confident that when it comes up for renewal, the scrap contract next year in June, you would be able to have that renewed as well?

Bill Angrick - Liquidity Services Inc. - Chairman, CEO

Sure. Let me give you a couple of thoughts on the rolling stock segment of the DoD supply chain. The first thing to note is that this is not commercial rolling stock. It is specialized vehicles and equipment that are used in the military for logistics purposes, and the supply chain and use over the lifecycle of an asset in the military is very unique. So, military units are using the equipment, and then as items become end-of-life, the items are typically salvaged for parts. And then the items are made available to other federal agencies or donation to state agencies. And then anything that’s not claimed for reutilization or donation then is referred over to the sales channel. So, it comes into the sales channel. In the vast majority of cases, it is not operational rolling stock that is very specialized for the military marketplace. And so this is not Class A tractor-trailers that drive freight over the road. This is very specialized green equipment that misses major components, a steering wheel, an engine part, axles in some cases, and so it’s expensive to ship. It appeals to a very niche buyer base. In many cases, buyers that are using it to refurbish items, existing items, and therefore there it is a very unique buyer base and sales process. Our view is that it requires very specialized attention, significant investment in the removal and transportation. The way the contract was written requires the contractor to remove the items and process the transportation and storage of the items and get it out of the way of base commanders.

And I can tell you today, if you go to any of our transportation storage locations, and we have five of them, there’s a lot of military rolling stock sitting on those locations. Why? Because if it’s not removed, base commanders can’t execute their business. They can’t train, uniform, and equip men and women in the military. So that’s a big investment.

The way the contract was written is it is a minimum referral requirement. It is not an exclusive contract. And so like any contract in the commercial market, in the agency market, in the public sector, it’s a best efforts performance. You have to maintain service levels. You have to maintain screening of the item. If an item appears for sale and is contained on a do not sell list maintained by the State Department, the contractors assess the penalty equal to 50% of the original acquisition cost. And so you could have individual items with penalty of several hundred thousand dollars if you’re not able to profit. So, it’s not a business that you would normally have to undertake for commercial. It’s very specialized, and so the DoD would always have the option to investigate other solutions based on the actual performance of the program.

And as I said, in a scenario where you are not retaining enough revenue to cover the transportation and shipping costs, or maintain one-on-one customer relations in almost 300-plus locations where items could be referred, it erodes the quality of service. And so, in that regard, like any client, the DLA will assess the quality of service being provided and will have the degrees of freedom to make adjustments along the way.

From our perspective, we want to focus on the current operation, and as we see opportunity in the market, we will certainly be available to provide solutions.

And the scrap venture contract, let me just answer the scrap venture contract. I think the scrap venture has many of the same characteristics. It’s very unique business, operationally intensive. It’s a business where the vast majority of the upside goes back to the government. It’s been a program where service and liability have been important. And my sense is that the program and the current model has worked quite well for the DoD, and therefore it would be the model going forward.

Lloyd Cacarney - RBC Capital Markets - Analyst

Okay. And the other one on the commercial strategy, how does GoIndustry fit in there? In the past, you have mentioned it’s a $130 million, $140 million run rate. To what extent do you expect that to grow from those levels? Any additional color on GoIndustry?

Bill Angrick - Liquidity Services Inc. - Chairman, CEO

Look. During this initial onboarding process, we’ve taken a look at our marketplace platform, our sales structure, the sales methodology, the way we manage information, and all of that is being enhanced.

What we have learned is that clients really value the service, rate the service highly. The offer we have is very unique. We’ve gone to different parts of the world and competed and won mandates from large global companies. There’s really no one else providing the level of service and the type of technology-enabled marketplace that we offer.

So, it’s a great service. We expect that business to grow organically as we move through fiscal 2015. We are very excited about the investments we are making to support the sales organization, the branding efforts, and that will, we believe, reignite growth in that part of our business.

Lloyd Cacarney - RBC Capital Markets - Analyst

Okay, thanks Jim. Thanks Bill.

Operator

(Operator Instructions). Nat Schindler, Bank of America.

Jason Mitchell - BofA Merrill Lynch - Analyst

This is Jason Mitchell here for Nat Schindler. I have a couple of questions.

The first one is you kind of mentioned electronics mix shift in your commercial business. You’ve mentioned that in the past. Do you see this as kind of something that you expect to continue in the future with just the way consumers are buying electronics? And then second, do you have any kind of update on how your Walmart business is doing?

Jim Rallo - Liquidity Services Inc. - CFO, Treasurer, President of Retail Supply Chain Group

Sure. I’ll take that. So, as far as the mix of electronics, that has not changed in the last couple of quarters. There obviously is a significant amount of opportunity in the electronics vertical for the retail side of the business primarily because there’s a lot of manufacturers that need help with the product. Obviously, it’s an area of concern for retailers. These are high-ASP products. And so when you look at returns and the dollar amounts return, there’s a lot in that category. So, I don’t really see a big shift there.

I do think that we are today — when I look at what’s in our warehouses, we actually have a tremendous amount of apparel, household effects and other general merchandise. So, I think it would be, going forward, again a similar mix to what we’ve seen in the past when I look at the opportunities ahead.

As far as our Walmart relationship goes, Walmart continues to be our largest client on the retail side of the business. We continue to build that relationship, and there’s been really no significant changes with that client.

Jason Mitchell - BofA Merrill Lynch - Analyst

Okay, thank you.

Operator

There are no further questions in queue at this time.

Julie Davis - Liquidity Services Inc. - Senior IR Director

Thank you for joining our call today. We will be taking follow-up questions concluding this call. Thank you.

Operator

Ladies and gentlemen, that concludes today’s conference. Thank you for your participation. You may now disconnect. Have a great day.